CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds II and to the use of our report dated November 30, 2015 on the financial statements and financial highlights of City National Rochdale Socially Responsible Equity Fund, a series of shares of beneficial interest in the City National Rochdale Funds.  Such financial statements and financial highlights appear in the September 30, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 6, 2016